[Filed under Rule 424(b)(3)]
PROSPECTUS SUPPLEMENT No. 1
To Prospectus Dated March 7, 1997

                              67,167 Shares
                              Common Stock

[LOGO]         MARK TWAIN BANCSHARES, INC.

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          For Use in the Window Period Beginning on March 10, 1997
                         and ending on April 10, 1997
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     This Prospectus Supplement is to be used in conjunction with the
Prospectus dated March 7, 1997, to which this Prospectus Supplement is attached. This Prospectus Supplement provides supplemental information for those sections of the Prospectus captioned "Selling Shareholders" and "Plan of Distribution." The Prospectus should be read in order to understand this Prospectus Supplement. Terms used in this Prospectus Supplement have the meanings given them in the Prospectus.

     The Selling Shareholders identified below have given the Company notice of their intent to sell those shares of Common Stock, and have provided the Company with the other information, set forth below:

                             Selling Shareholder's Broker       Shares Owned       Shares       Shares Owned
Selling Shareholder            and Broker's Commission          Before Sales    Being Offered    After Sales

Mercantile Bank of South     Stifel, Nicolaus & Co., Inc.;         65,233           52,639*        12,594
Central Missouri, as         commission is $0.06 per
Trustee under Earl K.        share sold, or $3,158.34
Nau Trust dtd 8/22/89        in total if all shares
                             are sold

Carnahan Family, L.P.        Merrill Lynch, Pierce, Fenner         14,269            2,500         11,769
                             & Smith, Inc.; commission
                             is $0.25 per share sold,
                             or $625.00 in total if all
                             shares are sold

     The Selling Shareholders identified above hold no positions with the Company other than as shareholders. Earl K. Nau, the grantor of the Earl K. Nau Trust Dated August 22, 1989 (the "Trust"), was president of First City Bancshares prior to his death; the Trust acquired its shares in connection with the Company's acquisition of First City Bancshares in 1996. Kris Nau, a beneficiary of the Trust, is an employee of a subsidiary of the Company.

     All sales are expected to be made in ordinary brokers transactions following delivery of the Prospectus and this Supplement. The Trust has agreed not to sell more than 10,000 shares in any single trading day except in institutional block trades.
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   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
       SION PASSED UPON THE  ACCURACY OR  ADEQUACY OF THIS DOCUMENT.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ______________________

          The date of this Prospectus Supplement is March 11, 1997.